Exhibit 10.2

THERAVANCE COLLABORATION AGREEMENT AMENDMENT

This Theravance Collaboration Agreement Amendment (the “Amendment”) is entered into on March 3, 2014 between Theravance, Inc., a Delaware corporation (“Theravance”), and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and amends and supplements the Collaboration Agreement entered into as of November 14, 2002, as amended on April 11, 2006 (the “Collaboration Agreement”).

WHEREAS, Theravance intends to spin-off Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), as a separate, publicly traded company through a pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders, as more fully described in the preliminary Form 10 Registration Statement filed by Theravance Biopharma with the United States Securities and Exchange Commission, as will be amended to reflect the Spin-Off Documents (the “Spin-Off”); and

WHEREAS, the Spin-Off contemplates an assignment by Theravance to Theravance Respiratory Company, LLC (“TRC”), an Affiliate of Theravance, of certain agreed rights under the Collaboration Agreement; and

WHEREAS, Theravance Biopharma will have an economic interest in certain respiratory programs Developed under the Collaboration Agreement as anticipated by the TRC Limited Liability Company Agreement; and

WHEREAS, pursuant to the master agreement of even date herewith made between Theravance, Theravance Biopharma, and GSK (the “Master Agreement”), GSK and Theravance have agreed to both amend and to clarify certain rights and obligations between them with regard to the Collaboration Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Theravance and GSK, intending to be legally bound, hereby agree as follows:

1.                            Effective Date and Expiration Date.  This Amendment will become effective on the Spin-Off Date, provided the Spin-Off occurs on or before June 30, 2014.  If the Spin-Off does not occur on or prior to June 30, 2014, this Agreement will terminate and be of no effect whatsoever.

2.                            Definitions.  Capitalized terms used herein but not defined shall have the meaning given them in the Collaboration Agreement or Master Agreement as the case may be.

3.                            Modification to GSK’s Diligent Efforts Obligations.

3.1                 Upon approval of the triple combination product consisting of umeclidinium/fluticasone furoate/vilanterol (“UMEC/FF/VI”) or the muscarinic antagonist/beta2agonist/inhaled corticosteroid combination product consisting of batefenterol (also known as GSK961081) or any Supplemental MABA Alliance

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Product developed pursuant to the Strategic Alliance Agreement and fluticasone furoate (“MABA/ICS”) in one of the European Union and the United States, (a) [***], and (b) the definition of “Diligent Efforts” as it applies to Commercialization shall change to: “Diligent Efforts with regard to Commercialization means the carrying out of obligations in a sustained manner consistent with the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts based on conditions then prevailing [***], with the objective of focusing on the best interests of patients and to maximize the net value of the overall portfolio of Collaboration Products and Alliance Products (as defined in the Strategic Alliance Agreement), using GSK’s cost of capital as the discount rate.”

3.2                 Notwithstanding Section 3.1, following the First Commercial Sale of the first to be launched of [***] or [***] in each of [***] (each, a “Region”), GSK agrees that its annualized level of Promotional Expenditure on [***] (“Launched Collaboration Products”) in such Region for the first [***] month period following such First Commercial Sale (for each such region, the “Measurement Period”) will be at least [***] of its average annualized Promotional Expenditure on Launched Collaboration Products in such Region over the [***] months preceding such First Commercial Sale in such Region. For clarity, the type of Promotional Expenditure during the two periods is not required to be the same provided that the aggregate value of the Promotional Expenditure meets the foregoing requirement.  For the purposes of this Section 3.2, “Promotional Expenditure” means with respect to Launched Collaboration Products: (a) the direct employment costs (including wages, cash and non-cash benefits and cash incentive compensation, training, travel, auto) [***] Launched Collaboration Products together with other direct costs covering [***] Launched Collaboration Products (in cases in which [***], the costs for that [***] based upon [***] Launched Collaboration Product); (b) the direct costs arising from the [***] Launched Collaboration Products, as well as associated [***]; and (c) costs associated with [***], in each case as recorded in accordance with GSK’s accounting policies targeted to reflect actual cost and systems consistently applied across the time periods that are being compared.  The foregoing shall not include [***] Launched Collaboration Products.

3.3                 During the Measurement Period, GSK will maintain a level of medical affairs support for the Launched Collaboration Products in a manner consistent with the medical affairs support it provides for comparable products at a comparable stage or life cycle with the objective of focusing on the best interests of patients.

4.                            Joint Steering Committee and Joint Project Committee:  Section 3.1.2 of the Collaboration Agreement is amended such that after the sentence ending “two (2) of

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whom shall be designated by each of GSK and Theravance and shall have appropriate expertise, with at least one (1) member from each Party being at least at a vice president level or higher” the following sentences shall be added: “The members designated by Theravance shall represent both Theravance and Theravance Respiratory Company LLC. None of the designees shall be employees, consultants or representatives of Theravance Biopharma, Inc., other than Permitted Consultants (as defined in the Master Agreement, dated as of March 3, 2014, among Theravance, Theravance Biopharma, Inc. and GSK).”  Section 3.2.2 of the Collaboration Agreement is amended such that after the sentence ending “GSK and Theravance shall designate an equal number of representatives, up to a maximum total of eight (8) members on such Joint Project Committee, with a maximum of four (4) from each Party” the following sentences shall be added: “The members designated by Theravance shall represent both Theravance and Theravance Respiratory Company LLC.  None of the designees shall be employees, consultants or representatives of Theravance Biopharma, Inc., other than Permitted Consultants.”

5.                            Commercialization Interactions.  The Collaboration Agreement is hereby amended to add a new Section 5.1.3 as set forth as Exhibit A hereto.  In addition the Collaboration is hereby amended as follows:

5.1                 Sub-Section 3.1.3(b) is amended and restated as follows: “Review and approve the Development Plans and any material amendments to the Development Plans and approve the Marketing Plans and any material amendments to the Marketing Plans following review pursuant to Section 5.1.3.”.

5.2                 Sub-Sections 3.2.3(g), (h), (j) and (l) are deleted.

5.3                 Section 5.1.1 is amended and restated as follows: “General. GSK shall adopt a Global Marketing Plan for each Collaboration Product (“Marketing Plan”) in accordance with the provisions of this Section 5.1.  Each Marketing Plan shall define the goals and objectives for Commercializing the Collaboration Products in the pertinent Calendar Year consistent with the applicable Development Plan.”

5.4                 Section 5.3.2 is deleted.

5.5                 Section 7.1.1 is amended and restated in full to read as follows: “No Review of Core Promotional Materials.  Theravance will not review and comment on core Promotional Materials prior to Commercial use by GSK.  GSK will provide Theravance with copies of core Promotional Materials at will but no later than first introduction into Commercial use.”

6.                            Extension/Modification of Subsequent Royalties Provision. GSK and Theravance each hereby agree that in the event GSK is obligated to make any subsequent royalty

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payments under Section 14.9 of the Collaboration Agreement, it will make those payments directly to Theravance Biopharma (and not to Theravance) in accordance with the terms of the Collaboration Agreement.  Theravance hereby waives any rights it may have in any such future payments under Section 14.9. GSK and Theravance each hereby agree that any subsequent modification, waiver or amendment of Section 14.9 of the Collaboration Agreement shall require the written consent of each of GSK, Theravance and Theravance Biopharma.  Notwithstanding Section 16.13 of the Collaboration Agreement, Theravance Biopharma is an intended third-party beneficiary of this provision and may enforce it against GSK as fully as if it were Theravance, Inc. hereunder.

7.                            Alternative Dispute Resolution.

7.1                 The Collaboration Agreement is hereby amended to add a new Section 16.16 as follows:

“16.16                                                           Dispute Resolution.  Except for matters covered by Section 3.1.5, any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provision:

16.16.1       Negotiation.                              In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by referring it to GSK’s Chief Executive Officer, on the one hand, and Theravance’s Chief Executive Officer, on the other hand (or their respective designee with power and authority to resolve such dispute) (the “Senior Officers”).  Either Party may refer a Dispute to the Senior Officers.  If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days of referring such dispute to the Senior Officers, the Dispute shall be finally resolved by arbitration pursuant to Section 16.16.2 below.

16.16.2       Arbitration.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Agreement shall be conducted through binding arbitration (“Arbitration”).  Either Party can initiate Arbitration on thirty (30) days written notice to the other Party.  The Arbitration shall be conducted pursuant to the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules (the “Rules”) then in effect, except that notwithstanding the Rules, the following provisions shall apply to the Arbitration hereunder.

a.              Panel.  The Arbitration shall be conducted by a panel of three (3) arbitrators (the “Arbitration Panel”) in New York, New York.  The Arbitration Panel shall consist of one arbitrator selected by each of the

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Parties from a pool of arbitrators to be presented to the Parties by the AAA.  The Parties shall make their selection within thirty (30) days of the commencement of the arbitration.  Each of these two arbitrators shall have expertise in pharmaceutical product Development and Commercialization.  Within thirty (30) days of appointment, these two arbitrators shall jointly select the chairman from a pool of arbitrators to be presented to the Parties by the AAA.

b.              Process.  The time periods set forth in the Rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the urgency of the dispute or other reasons warrant contraction of one or more of the timetables.  For good cause shown, the Arbitration Panel may contract such timetables. Interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. The fees of the Arbitration Panel and the AAA shall be paid by the losing Party, which shall be designated by the Arbitration Panel or in such proportions as may be designed by the Arbitration Panel where a Party does not prevail with respect to all issues.

c.               Confidentiality.  The Arbitration proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration Panel without prior written consent of each other Party.  The existence of a dispute submitted to Arbitration, and the outcome, shall be kept in confidence by Arbitration Panel and the Parties, their affiliates, their counsel, insurers and re-insurers, accountants and auditors, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply if (i) disclosure is required by law or (ii) to the extent necessary to enforce the rights arising out of the award.

d.              Findings of Arbitration Panel.  The decision of the Arbitration Panel will be final and binding on the Parties; provided that either Party shall retain all rights to bring an action against the other for damages and other monetary relief related to or arising out of the issue decided by the Arbitration Panel.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party.

16.16.3.    Injunctive Relief.  Notwithstanding the foregoing, any Party has the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the Party’s rights until the arbitrators are appointed.

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After appointment of the arbitrators, the arbitrators shall have the exclusive jurisdiction to consider applications for interim relief.

16.16.4.    Preservation of Existing Conflict Resolution Procedures.  The Parties do not intend to, and the provisions of this Section 16.16 do not, modify any other internal conflict resolution provisions contained in this Agreement (e.g., Section 3.1.5(b) hereof).”

8.                            Entire Amendment.  This Amendment, together with the Collaboration Agreement, as amended, and the exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Except as specifically amended previously and by the amendments contemplated by this Amendment, the Collaboration Agreement shall remain in full, force and effect.  References in this Amendment to other agreements or documents shall refer to such agreements or documents as they may be amended.

9.                            Alternative Dispute Resolution.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Amendment shall be conducted in accordance with Section 16.16 of the Collaboration Agreement, as amended hereby.

10.                     Governing Law.  Except as provided otherwise herein, this Amendment shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

11.                     Severability.  In the event of the invalidity of any provisions of this Amendment or if this Amendment contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Amendment.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the parties’ presumed intentions.  In the event that the terms and conditions of this Amendment are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Amendment in order to resolve any inequities.  Nothing in this Amendment shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

12.                     Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereby have executed this Amendment as of the date first written above.

THERAVANCE, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson

Name:	Paul Williamson

Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited
Title:	Corporate Director

Acknowledged and Agreed, including for the purposes of Section 6, under which Theravance Biopharma is a third-party beneficiary:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

[SIGNATURE PAGE TO COLLABORATION AMENDMENT AGREEMENT]

Exhibit A

New Section 5.1.3 to the Collaboration Agreement

Section 5.1.3.  Exchange of Commercial information between GSK and Theravance. For each Collaboration Product in Phase III Development or beyond, GSK will provide Theravance with two documents each calendar year, a Marketing Plan and a mid-year update (the “Mid-Year Update”).  The documents will be produced on a schedule that conforms to GSK’s internal annual planning process and delivered to Theravance promptly in accordance with that schedule.

(a)         Each Marketing Plan will include the information described in Section 5.1.2 of the Collaboration Agreement (“Section 5.1.2”) and each Mid-Year Update will set forth in summary form the results of GSK’s commercialization activities performed during the previous six-month period in the Respiratory Franchise Countries will and follow the template set out at Sub-Section 5.1.3(g) below.

(b)         Notwithstanding the definition of “Major Market Country” in the Collaboration Agreement, the Marketing Plans will include sales forecasts and sales plans only for the following countries (collectively, the “Respiratory Franchise Countries”): [***] (or such other countries as may from time to time be considered by GSK to be core countries for its Respiratory Global Franchise).  Mid-Year Updates will focus only on the Respiratory Franchise Countries.

(c)          GSK will make reasonable efforts to provide the information described in Section 5.1.2 for each Respiratory Franchise Country but the Parties acknowledge that the same depth of information with regard to the market environment and dynamics may not be available in the less developed markets as in the more developed markets.

(d)         GSK affirms that the sales forecasts included in each Marketing Plan will be the same forecasts used for its internal planning purposes and provided to GSK senior management.

(e)          Following receipt of each Marketing Plan or Mid-Year Update, Theravance will respond to GSK with a list of comments and questions, after which Theravance commercial personnel will meet for up to a half day with each of the appropriate GSK medicine commercialization leaders (each, a “MCL”) to discuss the documents and responses.

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(f)           GSK will keep Theravance apprised of any strategically significant issue concerning the Commercialization of the Collaboration Products through its Alliance Management and/or the Franchise Head/the MCLs, as appropriate.  GSK Alliance Management will respond to ad hoc Theravance queries on strategically significant matters of concern in between formal plans/reports in a reasonable time.

(g)          The Mid-Year Update will follow this template:

(i)                                     General principle: Update is provided on strategically significant changes (including changes in GSK plans as well as major developments in the markets addressed) for Respiratory Franchise Countries versus the last Marketing Plan or / Mid-Year Update (including the provision of information that was noted as pending in the most recent Marketing Plan or Mid- Year Update and is now available)

(ii)                                  Executive Summary that covers:

A.                                    Key performance indicator dashboard

B.                                    What is going well and what is not

C.                                    New opportunities and challenges

D.                                    Any new key insights/learnings

(iii)                               Key Success Factors & High Level Strategy / Changes

(iv)                              Environment update: Changes and new insights

A.                                    Regulatory

B.                                    Market access

C.                                    Customers

D.                                    Competitors

(v)                                 Market research / Update on results and insights drawn from major market research campaigns

(vi)                              Commercialization activity update

A.                                    Launch readiness / Campaign execution status versus Global Marketing Plan including detail on promotional strategy/marketing mix

B.                                    Launch date

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C.                                    Sales force allocation and overall resourcing

D.                                    Any manufacturing or supply chain issues that would affect commercialization

(vii)                           Longer term initiatives

A.                                    SUMMIT

B.                                    Salford Lung Studies

C.                                    Head — to — head studies

D.                                    Any other Phase 3 and 4 studies (e.g. real world effectiveness, health economics / outcomes research, new indications / formulations, special populations)

(viii)                        Strategic topics for JSC — As and if applicable

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